                                                    Exhibit (10)-34
                                                    Commonwealth Edison Company
                                                    Form 10-K File No. 1-1839



                               AMENDMENT NO. TWO
                                       TO
                              COMMONWEALTH EDISON
                          EXCESS BENEFIT SAVINGS PLAN
                          ---------------------------


          WHEREAS, Commonwealth Edison Company, an Illinois corporation (the "Company"), has heretofore adopted and maintains a non-qualified deferred compensation plan for the benefit of its employees and employees of certain of its subsidiaries designated the Commonwealth Edison Company Excess Benefit Savings Plan (the "Plan"); and

          WHEREAS, the Company desires to amend the Plan in certain respects.

          NOW, THEREFORE, pursuant to the power of amendment contained in paragraph 8 of the Plan, the Plan is hereby amended, effective September 1, 1997, as follows:

     1. Paragraph 3 is amended by adding the following new sentence at the end thereof:

          Each Account shall be divided into a separate subaccount with respect to each earnings election made by a Participant pursuant to paragraph 4 below.

     2.   Section 4 is hereby amended in its entirety to read as follows:

          4. Earnings Elections. The Committee shall from time to time designate two or more investment benchmarks, the rates of return or loss of which, based upon a Participant's earnings election, shall be used to determine the rate of return or loss to be credited to the subaccounts established within the Participant's Account pursuant to this paragraph 4. A Participant's earnings election shall specify the percentages of the Participant's Account allocated to the subaccounts with respect to each investment benchmark selected by the Participant, in increments of 5% (or multiples thereof). A Participant may change his or her earnings election as of the first business day of any calendar month by delivering to the Participant's Employer, at such time as may be specified by the Committee, a revised earnings election. A revised earnings election may apply to the then balance of a Participant's Account, to the future amounts to be credited thereto on account of the Participant's election under paragraph 2 of this Plan or both. If for any period of time an earnings election is not in effect pursuant to this paragraph 4, the Participant's Account shall be credited with interest on the balance thereof as of the end of each calendar month at an annual rate equal to the imbedded rate of interest then being accrued by the Company on its long-term debt, as determined from time to time by the Comptroller of the Company.

     3.   Paragraph 6 is amended to read as follows:

          6. Distribution. Distribution of the balance of a Participant's Account shall be made at the time and in the manner specified below.

               (a) Retirement or Disability. If a Participant's employment terminates under circumstances entitling the Participant to a normal or early retirement pension under the Commonwealth Edison Company Service Annuity System or on account of the Participant's "disability" as defined therein, and as of the date of such termination the balance of the Participant's Account is at least $25,000, the balance of the Participant's Account shall be distributed to the Participant in installments, payable on or about the first day of each calendar quarter commencing with the first calendar quarter beginning after the date on which the

               Participant's employment terminates and continuing for fifteen years (the "Installment Period"). The amount of each installment payment shall be determined:

               (i) for the year in which installment payments are to commence, by dividing the balance of the Participant's Account as of the last day of the calendar quarter during which the Participant's employment terminates by the total number of payments to be made in the Installment Period;

               (ii) except as provided in clause (iii) below, for each subsequent calendar year, by dividing the balance of the Participant's Account as of September 30 (but subtracting from such balance the amount of the installment payment to be made on the next following October 1) by the total number of payments remaining to be made in the Installment Period (excluding the installment payment to be made on the next following October 1); and

               (iii) for the final calendar year in which installment payments are to be made, by dividing the balance of the Participant's Account as of the payment date by the number of payments remaining to be made in the Installment Period (including the installment payment which is then being made);

               provided, however, (I) if an installment payment calculated under subparagraph (i) above is to commence on October 1, such installments shall continue until the second succeeding January 1, (II) no installment shall exceed the balance of the Participant's Account immediately before the date of payment and
               (III) the final installment shall be equal to the then remaining balance of the Participant's Account. Notwithstanding the foregoing, a Participant entitled to distribution under the first sentence of this paragraph 6(a) may elect to have such installments payable over ten years or five years, computed in the manner described in the preceding sentence, or to have the balance of his or her Account distributed in a single lump sum as of the first day of the calendar quarter next following the date the Participant's employment terminates, provided that such election is made at least one year prior to the date the Participant's employment terminates and provided further that in the case of a Participant who retires on or before September 1, 1998 and whose Account has not been distributed on or before August 1, 1997, such election may be made within 30 days after such Participant's termination of employment but shall not become effective until the first day of the calendar year that begins at least twelve months after such election.

               (b) Distributions in the Event of Death. If a Participant's employment is terminated on account of the Participant's death, the balance of the Participant's Account shall be distributed to the

               Participant's beneficiary determined pursuant to paragraph 7 in a single lump sum as soon as is practicable following the end of the first calendar quarter coinciding with or next following the Participant's death. If a Participant dies after installment distributions have begun pursuant to paragraph 6(a), such installment distributions shall continue to the Participant's beneficiary determined pursuant to paragraph 7.

               (c) Other Distributions. If a Participant's employment shall terminate for any reason other than those described in paragraph 6(a) and (b), or if as of the date of a Participant's termination of employment the balance of the Participant's Account is less than $25,000, the balance of the Participant's Account shall be distributed to the Participant in a lump sum as soon as is practicable after the last day of the calendar quarter coinciding with or next following such termination of employment.

               (d) The amount of any distribution pursuant to this paragraph 6 shall be reduced by any amount required by law to be deducted or withheld, including income tax withholding.

     IN WITNESS WHEREOF, the Company has caused this instrument to be executed on this ____ day of ____________, 1997.


                              COMMONWEALTH EDISON COMPANY

                              By
                                 ---------------------------
                              Title
                                    ------------------------

ATTEST:


------------------------------

Title
      ------------------------